EXHIBIT 14.2

Code of Ethics and
Business Conduct

January 21, 2021

TABLE OF CONTENTS

I.	INTRODUCTION		3
II.	GENERAL POLICY STATEMENT		3
	A.	Compliance with Laws and Regulations	3
	B.	Administration of the Code of Ethics and Business Conduct	3
III.	COMPANY RECORDS AND REPORTING		4
IV.	PROTECTING CORPORATE ASSETS		4
V.	CONFLICTS OF INTEREST		5
	A.	General Policy	5
	B.	Acceptance of Gifts	5
	C.	Giving of Gifts	6
	D.	Political Contributions	6
	E.	Outside Employment and Activities	6
	F.	Service as Directors or Officers of Outside Companies	7
	G.	Acting on Behalf of Customers	7
	H.	Personal Investment Activity	7
	I.	Corporate Opportunities	8
	J.	Transactions with Company	8
	K.	Employment of Relatives	9
VI.	OTHER STAFF MEMBER ACTIVITIES		9
	A.	Personal Finances	9
	B.	Overdrafts	9
	C.	Lending Practices	9
	D.	Giving Advice to Customers	10
	E.	Giving Customers Accurate and Complete Information about all Products and Services	10
	F.	Receipt of Legal Documents or Subpoenas	10
	G.	Sales Incentive / Referral Programs	10
VII.	CONFIDENTIALITY		11
	A.	Customer Information	11
	B.	Information Regarding the Company	11
	C.	Confidentiality Agreements	11
VIII.	INSIDER TRADING		11
IX.	COMPLIANCE AND ENFORCEMENT PROCEDURES		12
	A.	Complaints or Concerns Regarding Accounting or Auditing Matters	12
	B.	Reporting of Other Unusual, Suspicious or Illegal Activity or Suspected Violations of the Code of Ethics and Business Conduct and Protection Against Retaliation	12
	C.	Investigating Violations	13
	D.	Disciplinary Action	13
X.	WAIVERS		14
XI.	PRIVACY		14
XII.	E-MAIL/INTERNET POLICY		15
XIII.	MISCELLANEOUS GUIDELINES FOR CONDUCT		15
	A.	Use of Company Letterhead and Name	15
	B.	Dealings with Competitors	15
	C.	Exclusive Dealings (Anti-Tying)	16
	D.	Obstruction of Normal and Sound Banking Practice	16
	E.	Improper Influence and/or Harassment	16
XIV.	ACKNOWLEDGEMENT AND ANNUAL CERTIFICATIONS		16
XV.	AMENDMENTS		16
Exhibit A: RECEIPT AND ACKNOWLEDGEMENT CONCERNING CODE OF ETHICS AND BUSINESS CONDUCT			17
Exhibit B: STATEMENT OF PERSONAL INTEREST			18
Exhibit C: NON-DISCLOSURE AGREEMENT			20
Exhibit D: NON-SOLICITATION AGREEMENT			23

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I.INTRODUCTION
This Code of Ethics and Business Conduct (the “Code”) has been prepared to reflect the ongoing commitment of Hope Bancorp, Inc. and Bank of Hope (collectively “the Company”) to maintain the highest ethical standards in all Company business. The Code is intended to reflect compliance with all applicable governmental laws, rules and regulations, including but not limited to the Sarbanes-Oxley Act of 2002 and SEC regulations promulgated thereunder. In accordance with the mandate of these laws, this Code of Ethics and Business Conduct applies to all officers and employees of Hope Bancorp, Inc. and Bank of Hope (collectively “staff members”). More specifically, it applies equally to the President/Chief Executive Officer, the Chief Financial Officer, and any other senior financial officers of both Hope Bancorp, Inc. and Bank of Hope, as it does to all other officers and employees of the Company. Because this Code of Ethics and Business Conduct imposes important ethical obligations on all the Company’s officers and employees, it is imperative that everyone read this Code of Ethics and Business Conduct carefully.

All employees are expected to treat compliance with ethical standards, as well as laws and regulations, as a critical element of their duties and responsibilities to the Company. No retaliatory action may be taken against an employee for providing information in good faith about possible Code violations or violations of laws, rules or regulations by other. Everyone will be expected, as a condition of employment, to read this Code of Ethics and Business Conduct and to sign the attached Acknowledgment, indicating their understanding of an agreement to all of the terms of this Code of Ethics and Business Conduct. Anyone with a question regarding any aspect of the Code, either when they read it for the first time or at any time, thereafter, must address their questions to the Ethics Officer or other appropriate person as discussed further below. Nothing in the Code is intended to alter the nature of the at-will relationship which exists between the Company and all its officers and employees who are not subject to written employment agreements. If any provision of this Code or the Company’s policy conflicts with applicable law or regulations, the one with the higher standard will apply, except in cases where doing so would cause non-compliance with such laws or regulations.

II.GENERAL POLICY STATEMENT
It is the Company’s policy to conduct its business in accordance with the highest ethical standards in order to comply with all applicable laws and regulations, and to merit and maintain the complete confidence and trust of its customers and the public in general. All staff members are expected to conduct all their business and personal affairs and to manage all business transactions in a manner which reflects positively on the Company’s reputation in the industry and in the communities in which it does business. The Code is intended to address both business and personal relationships which may present potential legal and ethical concerns for anyone affiliated with the Company. It also sets forth a code of conduct to guide staff members. The term “staff member” as used herein is intended to refer to all officers and employees of the Company.

A.Compliance with Laws and Regulations
It is and has always been the Company’s policy to comply fully with the spirit and intent of all applicable governmental laws, rules and regulations which govern the Company. The Company always expects all of its staff members to exercise good judgment and to exhibit the highest standards of honest and ethical conduct . All officers and employees are expected to refrain from engaging in any form of illegal, dishonest or unethical conduct.

B.Administration of the Code of Ethics and Business Conduct
Each staff member is responsible for becoming familiar with the Code. Supervising officers are expected to make every reasonable effort to ensure that they themselves and all their subordinate staff comply with the provisions of the Code. Any supervising officer who encounters a situation in which a subordinate staff member has failed to comply with the Code must immediately report the situation to the Ethics Officer.

The Audit Committee (with respect to auditing and accounting related matters) and the Human Resources & Compensation Committee (“HRCC”) (with respect to all other matters) shall have the ultimate responsibility for determining matters of interpretation with respect to the Code, and for making all final decisions concerning disciplinary actions if applicable. The day-to-day administration and implementation of the Code, as well as the distribution of any periodic changes to the Code to staff members, shall be the responsibility of the Ethics Officer.

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If a staff member is unsure of what to do in any situation, he or she should always seek additional guidance and information before acting. Staff members should always try to use their good judgment and common sense; if something seems improper, it probably is. If a staff member has a question or concern about any accounting-related issues, he or she should ask the Controller, the Chief Financial Officer, or, at the staff member’s option, the Chairman of the Audit Committee. For all other types of questions, the staff member should first address the question to his or her immediate supervisor. For non- accounting related issues, the staff member should ask his or her supervisor or the Ethics Officer. If a supervisor has a question regarding the interpretation or applicability of any provision of the Code to a situation, such supervisor should immediately seek the advice of the Ethics Officer.

III.COMPANY RECORDS AND REPORTING
It is imperative that all records, data and information used and managed by the Company be kept current, accurate and complete. Each staff member is personally responsible for the integrity of the information, reports and records under his or her control. Records must be maintained with a enough level of detail to accurately reflect the Company’s transactions.

In keeping with their legal and ethical obligations, all staff members who are involved in any manner with the preparation and/or filing of any reports or documents that the Company is required to file or submit to any governmental agency, including but not limited to the SEC, the FDIC and the Federal Reserve Board, are expected to make full, fair, accurate and timely and understandable disclosure in all such reports. In furtherance of this objective, all staff members must maintain accurate Company records and retain them in accordance with the law. This obligation to insure full, fair, accurate and timely and understandable disclosure also extends to any public communication made by the Company.

The falsification of any of the Company’s books, records or documents will result in immediate dismissal. In addition, falsification of Company books and records is a felony under applicable laws.

Staff members are expected to exercise good judgment and standards when creating any Company records, including e-mail. When creating any records or documents, staff members should keep in mind that such records may need to be interpreted at a later time with the benefit of hindsight and/or the disadvantage of imperfect recollections or the lack of availability of the author to shed light on the written records.

Staff members are required to fully cooperate with audits conducted by the Company’s internal audit staff, external auditing firm or state and federal regulatory examiners. Questions raised by the auditors or examiners must be answered honestly and no adverse information may be concealed.

Staff members are required to cooperate fully with any appropriately authorized internal or external investigations. The making of any false statement to or misleading of internal or external auditors, Company representatives or regulators can be a crime and may result in severe penalties. Staff members should never withhold information that may seem to raise an ethical issue, but should immediately contact their supervisor, the Chief Risk Officer, the Ethics Officer, the Chief Financial Officer, or the Chairman of the Audit Committee, depending on the nature of the issue involved.

Staff members shall follow all specified Company guidelines and procedures with respect to the retention of records. While in general records should be maintained for specified time periods in accordance with Company policy and as required by law, a staff member must never, regardless of time, destroy any records which could potentially be relevant to any violation of law, any litigation, or any pending, threatened or foreseeable government investigation or proceeding.

IV.PROTECTING CORPORATE ASSETS
Staff members are responsible for safeguarding the tangible and intangible assets of the Company and its customers. Staff members should never use company assets for their personal benefit except as specifically permitted by the Company. Company assets include cash, securities, business plans, customer information, intellectual property (computer programs, models and other items), physical property and services. Misappropriation of corporate assets is a breach of fiduciary duty and in some cases can amount to fraud against the Company. Carelessness or waste of corporate assets can also be a breach of duty to the Company.

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Staff members should always remember that the Company’s computer, telephone, e-mail and voice mail systems are to be used primarily for business purposes, and that such systems should never be used in a way that could be harmful or embarrassing to the Company. Staff members should limit personal communications to a minimum.

V.CONFLICTS OF INTEREST
A.General Policy
One of the purposes of this Code of Ethics and Business Conduct is to remind all staff members of the importance of avoiding any actual or apparent conflict of interest in any transaction involving the Company. A conflict of interest is defined as a staff member’s involvement in any outside interest or activity which either conflicts or appears to conflict with the staff member’s duty to the Company, or which may adversely affect the staff member’s judgment in the performance of his or her responsibilities to the Company.

Staff members must not engage in any personal or business conduct which has even the potential or appearance of conflicting with the interests of the Company. All staff members are required to disclose to their supervisor any potential conflict of interest, including one in which they have been unintentionally placed as a result of a business or personal relationship with a customer, supplier, business associate or competitor of the Company. (All potential new employees must be asked before commencing employment whether they have any pre-existing relationship or investment which might present a potential conflict of interest, so that appropriate action can be taken if necessary, prior to such employment or service.) The supervisor will review the situation with the next appropriate level of management and advise the staff member as to the proper course of conduct. Contemporaneous written records of all such disclosures will be retained by the Company in keeping with all applicable legal requirements. Any supervisory employee who encounters a potential or actual conflict of interest must disclose the situation to the next appropriate level of management who will review the situation and advise the supervisory employee as to the proper course of conduct. All staff members must contact either their supervisor or the next appropriate level of management in the chain of command if they have any question about whether an apparent or actual conflict of interest exists. This consultation must occur before the staff member becomes involved in the potentially problematic transaction or situation.

B.Acceptance of Gifts
Staff members and their immediate families are prohibited by law from soliciting, accepting or retaining any gift, benefit or anything of value, for themselves or for any third party, from any customer of the Company, or from any individual or organization which is either involved in a business relationship with the Company or which is seeking to establish a business relationship with the Company. A benefit is defined as any type of gift, bequest, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation, or anything of monetary value.

Specific exceptions to this policy may be permitted if the benefit or gift is of nominal value and there is no, and there appears to be no, reasonable likelihood that the staff member’s business judgment might be compromised. In order to qualify for such exception, the personal benefit, however, must be one of the following:
(i)normal business courtesies, such as a meal, refreshment or entertainment of reasonable value, involving no more than ordinary amenities, where the giver is present, and the purpose of the event is to hold bona fide business discussions;
(ii)non-cash gifts of reasonable value (under $100.00 within a six month period) such as are typically received at holiday time or special occasions, such as in connection with the acceptance of a new job, a promotion, wedding, or retirement and which represent only an expression of friendship on the part of the giver;
(iii)gifts based upon kinship, marriage or social relationships entirely beyond and apart from any business relation;
(iv)unsolicited advertising and promotional material of nominal value;
(v)awards given by charitable, educational, civic, or religious organizations meritorious contributions or service;
(vi)loans from other banks or financial institutions on customary terms to finance proper and usual activities such as home mortgage loans; and
(vii)discounts or rebates on merchandise or services that do not exceed those available to other customers.

Any gift or benefit offered to a staff member, other than as one of the exceptions noted above, must be reported by the staff member to his or her supervisor or to the Ethics Officer. This individual will review the situation and instruct the staff

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member as to the appropriate action. Contemporaneous written records of all such disclosures are retained by the Company in keeping with applicable legal requirements.

It is important for all staff members to remember that state and federal laws make it a crime for any officer, director or employee of a federally insured bank or bank holding company, directly or indirectly, to ask or solicit, accept, receive or agree to receive anything of value, for him or herself or for any other person or entity, for or in connection with any transaction or business of the Company. Penalties for violating these laws include a fine, imprisonment, or both. Any offer of such an improper payment must be reported immediately to the staff member’s supervisor or to the Ethics Officer. Any staff member who has a question about whether anything offered to the staff member falls within this law must be directed to the staff member’s supervisor or to the Ethics Officer before the item is accepted.

C.Giving of Gifts
Staff members may not give gifts to customers under any circumstances where the gift could potentially be seen by others as consideration for any type of business favor. Any entertainment or other gifts to be offered to customers may be done only with the prior authorization of the Ethics Officer and must be in accordance with business expense reimbursement requirements. Employees who wish to give gifts to vendors or customers must follow standard expense authorization procedures. Named executive officers may make gifts valued at less than or equal to $300 to a current or potential business customer within any calendar year. District Managers may make gifts valued at less than or equal to $200 to a current or potential business customer within any calendar year. All other employees may make a gift valued at less than or equal to
$100 to a current or potential business customer within any calendar year. All exceptions to this policy must be approved, in writing, by employee’s supervisor, and reported to the Ethics Officer before the gifts are given. Any exceptions must be approved by the Chief Executive Officer.

Employees who wish to give personal gifts to other employees must follow the general guideline that the gift be made in accordance with accepted business practices and is of sufficiently limited value that the gift could not influence the giver or the receiver in the performance of their duties for Company, nor create actual or perceived pressure to reciprocate.

Staff members should also remember that there are strict laws restricting the giving of gifts to any government officials. No gifts to any government officials will be allowed without the prior approval of the Ethics Officer.

D.Political Contributions
It is the Company’s policy to strictly comply with all applicable federal and state political campaign laws. While the Company believes that it is appropriate for every citizen to take an active interest in political and governmental affairs, all participation must be done solely as a private citizen and not as a representative of the Company. Directors, officers and employees must not make any political contribution (whether in the form of cash, goods or services) either directly or indirectly, on behalf of the Company. For these purposes, use of any of the Company’s facilities, equipment, supplies or manpower for political activities will be a contribution. All political contributions shall be made by solely by the individual on his or her own behalf. Under no circumstances may the Company require staff members to contribute to, support or oppose any political group or candidate.

The decision to make any political contribution or to engage in any election activity should not be taken lightly and legal counsel should be consulted before any contribution or expenditure is made. The Federal Election Campaign Act of 1971 (FECA) is administered by the Federal Elections Commission, and every federal banking agency treats compliance with the election campaign laws as a matter of supervisory interest.

E.Outside Employment and Activities
With the exception of a sole proprietorship or family-owned small business as described below, staff members may not accept a position as a director, trustee, officer, owner or general partner of any outside business organized for-profit without obtaining approval of a member of executive management and the Ethics Officer. Sole proprietorships owned by the staff member must be reported to the Ethics Officer. Under no circumstances may a staff member accept outside employment or engage in any outside activity, whether for profit or not, if the employment or activity might (i) pose a potential, actual or apparent conflict of interest, (ii) subject the Company to adverse publicity or criticism, or (iii) interfere with the staff member’s performance of their duties or productivity on behalf of the Company.

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The Company encourages individual participation in civic activities. Normally, such voluntary efforts must take place outside of regular business hours. If voluntary efforts require the use of business time, prior approval must be obtained from the staff member’s supervisor.

F.Service as Directors or Officers of Outside Companies
Staff members are not permitted to serve as directors or officers of any outside companies without the prior approval of the Company’s Ethics Officer or Chief Risk Officer. In making any decision on the permissibility of such service in specific situations, management shall carefully evaluate (i) the outside company’s relationship to the Company, if any; (ii) any potential conflict of interest between the Company and the outside company, such as actual or potential similar product lines; and (iii) the extent to which such service would further the interests of the Company and its shareholders. If any staff member has previously accepted any such appointments or positions, he or she must immediately report the same to the Ethics Officer, so that an appropriate decision can be made as to the possible need to discontinue such service. In the case of directors of the Company, any such outside service must be in accordance with such director’s fiduciary duty to the Company and in strict compliance with all applicable laws and regulations.

G.Acting on Behalf of Customers
Staff members are not permitted to act, without the prior written approval of their supervisor, as an executor, administrator, trustee, guardian or conservator, or in any other fiduciary capacity, for a customer of the Company. An exception to this policy may be made if the staff member requests permission to act as a fiduciary for a family member. However, even these situations require the prior written approval of the employee’s supervisor.

Staff members must not sign on customers’ accounts, act as co-renters of customers’ safe boxes, or otherwise represent customers, other than customers related to the staff member by blood or marriage. With respect to accounts of such relatives, staff members should make no decisions outside of normal deposit and check writing activities, i.e., they should not approve overdrafts, waive service charges, etc.

H.Personal Investment Activity
While the Company does not wish to unreasonably limit staff members in their personal investment activities, it is the Company’s policy that no staff member shall, at any time during their employment with the Company, have any direct or indirect investment interest in or business relationship with (whether as a partner, stockholder, employee, independent contractor or otherwise) a competitor, supplier or customer of the Company or with any person or firm with whom the Company has any business relationship. Furthermore, all employees must devote substantially all their time and effort during normal business hours to the business of the Company. They must not become involved in any off-duty investments which will interfere with the performance of their work. Likewise, they may not enter into any investment transaction which might create, or give the appearance of creating, a conflict of interest between the staff member and the Company or between the Company and any customer or other individual or entity with whom the Company has a business relationship. However, staff members may make investments of a passive nature in any business or venture, provided, however, that the amount of such investment does not exceed one percent (1%) of the issued and outstanding shares or one percent (1%) of the equity interest in such business or venture. In addition, any investment in the securities of a customer must be made in strict accordance with the Company’s Insider Trading Policy and must be immediately reported to the Ethics Officer or the Chief Financial Officer.

While an exhaustive list of the types of impermissible investments is not practical, all staff members must refrain from directly or indirectly owning or purchasing any of the following:
(i)Real or personal property in which the Company intends to obtain an ownership interest (i.e. through purchase, foreclosure or repossession, or in a fiduciary capacity), unless offered through a third party to the general public.
(ii)Stocks, bonds or other securities which have either been pledged to the Company as collateral, sold by the Company in a fiduciary capacity or issued by any entity indebted to the Company (except publicly traded securities).
(iii)Stock of any business or financial institution, in anticipation of its merger with or acquisition by the Company. Investment in the stock of any financial institution, even though made in good faith and without prior inside knowledge, should be given careful consideration because of the possible adverse publicity to the Company in the event of a subsequent merger with, or acquisition by the Company.
(iv)Trust deeds, mortgages or any other liens against property in which the Company also has a security interest.
(v)Any other investments paralleling or anticipating investment action by the Company.

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In addition, a staff member should not allow a customer to arrange investments for the account of the staff member or his or her immediate family, nor should the staff member become involved in investments sponsored by a customer under circumstances which might create either a conflict of interest or the appearance of such a conflict.

Any staff member who has any question about whether a particular investment falls within the prohibitions of this policy must contact the General Counsel before becoming involved in the investment.

I.Corporate Opportunities
Staff members owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises. Staff members are prohibited from:
•Taking for themselves personal opportunities that are discovered through the use of corporate property, information, or position;
•Using corporate property, information, or position for personal gain; or
•Competing with the Company without prior consent from the Board of Directors.

J.Transactions with Company
Company maintains an extensive system of internal controls in order to provide reasonable assurance that assets are safeguarded, and all transactions are properly recorded.

Personal Transactions – Staff members must transact all personal financial business with Company following the same procedures that are used by customers and from the customer side of the window or desk. Staff members are not allowed to handle or approve their own transactions, or transactions on accounts over which they have any ownership interest, control or signing authority. This includes transactions for a business if the employee owns that business. These transactions must be handled by personnel other than the employee for whom the transaction is conducted. Any Employee found transacting personal business for both him or her-self and Company will be assumed to be in violation of the Code and internal operating policy and procedures. Monetary and non-monetary transactions must be processed by another employee. This includes but is not limited to transactions such as:
•Loans or any form of credit extension;
•Checks and withdrawals;
•Deposits;
•Changes of address, or
•Changing overdraft limit codes.

If the transaction requires approval, the approval must come from the next higher level of authority. The staff member may not request approval of personal transactions by a co-worker or by anyone you directly or indirectly supervise. Staff member may not directly or indirectly purchase from Company, notes, real or personal property that has been repossessed by Company, unless authorized by the Chief Credit Officer and the Ethics Officer or Chief Risk Officer and pursuant to applicable banking regulations.

Overdrafts, Fees and Service Charges – Staff members may not approve overdrafts or reverse or waive fees or service charges for:
•Employee’s own accounts;
•Accounts in which Employee has an interest;
•Accounts of family members, other relatives and close friends (more than an acquaintance);
•Accounts of members of employee’s household, including roommates and unrelated individuals, or
•Accounts of companies controlled by employee, employee’s family members, other relatives and close friends.

In addition, the decision to pay or waive charges for employee’s own overdraft must not be made by another employee that the staff member directly or indirectly supervise. This policy is intended to prevent situations where one employee could exert either purposeful or inadvertent pressure on another employee to pay an overdraft or waive or reduce charges merely because of their job relationship. The fact that a employee is a treasurer or officer of a corporation, municipality, county, political fund, nonprofit corporation or escrow trustee fund does not warrant or justify rate concessions for personal borrowing or fee waivers on other forms of business which are not available to similarly situated customers.

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K.Employment of Relatives
Employment of related individuals is not prohibited, but not encouraged. However, an applicant for employment must disclose any relationship with a current employee, at the beginning of the application process. It is then, in the discretion of the Manager of Human Resources, the Ethics Officer, the executive officer in charge of that business line, and the CEO or Board if appropriate to determine if the relationship between employees or potential employees, including those not related by blood, creates potential for conflict of interest or a disruption in the workplace. Company may transfer one of the employees or potential employees, or determine that it is not appropriate to hire the applicant due to the conflict. Supervisors should contact the Manager of Human Resources or the Ethics Officer to review the circumstances prior to acting.

An employee should not be placed under the immediate supervision of a relative. In addition, an employee should not be placed in a position in which a relative is otherwise responsible for processing, reviewing, or approving the employee’s transactions, recommendations, or performance.

For purposes of this policy, relatives include, but are not limited to, an employee's parent, grandparent, child, spouse, niece, nephew, uncle, aunt, brother, sister, or stepchild relationships. Relatives also include any parent, grandparent, child, niece, nephew, uncle, aunt, brother, sister, or stepchild relationships of an employee's spouse. As noted above, the policy is not limited to relatives and applies to other covered situations involving actual and potential conflicts of interest, such as a dating relationship.

VI.OTHER STAFF MEMBER ACTIVITIES
A.Personal Finances
All staff members are expected to demonstrate an ability to manage their personal finances in a responsible manner, particularly in the intelligent use of credit. Imprudent personal financial management not only may reflect poorly on the individual’s ability to perform their responsibilities of a financial nature but may also adversely affect the staff member’s job performance. Staff members and their immediate families are generally expected to borrow only from reputable organizations which regularly lend money (except for loans from personal friends and relatives). Staff members may not borrow money from their coworkers but should discuss any financial emergency with their supervisor.

B.Overdrafts
All employees have an obligation to keep their checking accounts in good order. Executive officers and directors with checking accounts at Bank of Hope are also subject to a flat overdraft prohibition under state and federal insider lending laws and regulations, and could be subject to penalties for violations under Federal Reserve Regulation O. All staff members must remember that any overdraft on his or her account is a serious offense which will not be tolerated, and which may result in the checking account being closed. In addition, anyone overdrawing his or her account may be subject to discipline.

C.Lending Practices
(i)The Company’s policy is to maintain prudent lending practices in order to insure an adequate supply of funds for the credit needs of its customers. Any rate concessions shall be primarily based upon borrowers’ creditworthiness and overall relationships with the Company (including related deposits of guarantors, etc.), as well as competitive bank pressures.
(ii)Staff members are not in any way to represent or exercise authority on behalf of the Company, grant direct or indirect accommodations to or make credit recommendations with respect to: members of their families; any individual or organization with which the staff member, or his or her immediate family, is associated or in which the staff member holds any financial interest.
(iii)Federal law prohibits any director, officer or employee of the Company from granting any loan or gratuity to any public bank examiner or assistant bank examiner, who either examines the Company or has authority to examine the Company.

All directors and executive officers are required to comply with federal and state insider lending laws and regulations, including Federal Reserve Regulation O. Detailed requirements concerning loans to insiders are addressed in a separate

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policy. Any staff member with a question regarding the propriety of a loan involving an executive officer or director should contact the Chief Credit Officer.

D.Giving Advice to Customers
Staff members may occasionally be asked by customers to comment upon the legality of a particular transaction. Since the Company cannot practice law or give legal or tax advice, staff members must exercise care in discussing transactions with customers and nothing should be said that might be interpreted as the giving of legal or tax advice.

E.Giving Customers Accurate and Complete Information about all Products and Services
Honesty and fairness require that staff members provide accurate and complete information in dealings with customers and others. The products and services of the Company should be presented accurately and fairly. Any practice, no matter how long-standing or widespread, that involves conveying inaccurate or incomplete information in dealings with others is not acceptable.

Mis-selling is the sale of a product or service to a customer without regard to the customer’s interests and is prohibited. Mis-selling exposes the Company to regulatory penalties, reputational damage and legal action by customers.

Misrepresentation is providing inaccurate or misleading information about the Company, its products or services that will prevent our customers and stockholders from making an informed decision.

What should staff do?
•For any new product, the assigned manager must complete all required steps and approvals from the board, executive management, risk and legal approval, as needed according to the applicable policy.
•Provide relevant and complete information to customers to ensure that they have the best choice of product options;
•Not sell products or services to customers that do not meet their needs;
•Make every effort to ensure that the customer understands the product and its risks;
•Comply with the Company’s advertising standards and ensure all advertisements are reviewed by the Legal and Compliance department before they are launched; and
•Explain the features of each product orally and in writing.

F.Receipt of Legal Documents or Subpoenas
Any staff member who receives a legal document of any kind relating to the Company, including but not limited to subpoenas, requests for documents, demand letters, summonses or correspondence from attorneys that appear to be legal in nature, shall immediately contact the Legal or BSA Department for instructions. Under no circumstance shall any staff member release any confidential customer information to any outside party in response to such a request (whether oral or written) without the approval of the Legal or BSA Department.

G.Sales Incentive / Referral Programs
The Company has various incentive programs to reward employees who bring in new business. This section provides guidance for specific situations involving incentive programs. If any business practice being followed in your area does not meet these guidelines, the staff member should refuse to participate and should report the inappropriate behavior immediately.

1.Sales to Relatives and Friends – The Company recognizes that relatives and friends are one source of new business. Within these guidelines, incentive programs generally allow employees to receive credit and any related compensation for legitimate sales to, or referrals of, relatives or friends.

2.Inappropriate Sales – Steering a customer to an inappropriate or unnecessary product to receive sales credit harms the customer and is an unacceptable practice which violates both the spirit and the letter of our incentive programs.

3.Gaming – Gaming is defined as the manipulation and/or misrepresentation of sales or sales reporting to receive compensation or to meet sales goals. Any form of “gaming” to receive compensation or to meet sales

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goals is in direct violation of company policy and will result in corrective action, which may include termination of employment.

4.Payment Errors – Staff members are expected to check their paychecks for accuracy and are required to report immediately to their supervisor any overpayment —including, but not limited to, wages, salary, incentive pay, bonuses or any other form of payment. The supervisor will work with the staff member to make appropriate arrangements to reimburse the company. Failure to report discrepancies or to make appropriate repayment arrangements may result in corrective action, which may include termination of employment.

VII.CONFIDENTIALITY
A.Customer Information
In accordance with the Gramm-Leach-Bliley Act (GLBA) of 1999, financial institutions are required to have administrative, technical and physical safeguards for sensitive customer information. As such, safeguarding the confidential financial information concerning the Company’s customers is essential to maintaining the public trust. It is the policy of the Company that such confidential information acquired by a staff member through his or her employment must be held in the strictest confidence. Such information is to be held for Company purposes only and not as a basis for personal gain by any staff member. Such information must also be protected from misuse that could result in identity theft. Aside from routine credit inquires, information regarding a customer may generally only be released to private persons, organizations or governmental bodies that request it with the consent of the customer involved or upon receipt of legal process, such as a subpoena or court order. Information obtained about any Bank customer from any record of the Bank shall not be disclosed. This provision continues regardless of whether the individual who obtains the information ceases employment with the Bank.

Confidential customer information should never be discussed with anyone outside the Company, and only with those within the Company who have a legitimate business need to know. Such information should never be discussed in public places, even within the Company's offices. Staff members should be sensitive to the risk of inadvertent disclosure resulting from open doors, speakerphones, cellular phones, and when transmitting confidential information by fax or other electronic media.

Lending personnel must not disclose confidential information on existing or proposed loan customers to investment personnel without the prior consent of the customer, which shall either be obtained in writing or noted on the requisite Conversation Log.

B.Information Regarding the Company
Financial or other information regarding the Company, its operations, its customers or any aspect of its business may not be released to any outside person or organization unless it has been published in reports to shareholders, otherwise made available to the public through authorized news releases. All news media inquiries must be referred to the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer. The Company expects every employee to treat information concerning the Company and its personnel with the same confidentiality as information concerning customers of the Company and to observe, with respect to the Company, the same guidelines set forth in Paragraph A above.

C.Confidentiality Agreements
All employees will be required to sign and adhere to the Bank’s Confidentiality Agreement as a condition of their employment, and to certify annually that they have complied with all provisions of the Code relating to confidential information since the date of the last certification.

VIII.INSIDER TRADING
Staff members are frequently entrusted with possession of confidential and highly sensitive information concerning the Company and/or its customers. As long as a staff member is aware of “material non-public information” relating to the Company or any of its customers, such staff member may not buy or sell the securities of the Company or such customer, regardless of how that information was obtained. “Material non-public information” is any information which could

Code of Ethics & Business Conduct	11

reasonably be expected to affect the price of a company’s stock. Equally important, the staff member must maintain such material non-public information in the strictest of confidence.

Details on insider trading restrictions, the consequences of violating such restrictions, and special requirements for transactions (including stock option exercises) involving the Company's stock are documented in the Company's Insider Trading Policy. All staff members have received copies of either the Insider Trading Policy or a Summary thereof and are responsible for complying with all of its requirements. The Insider Trading Policy applies not only to the Company’s officers, directors and employees but also to such persons’ spouses, minor children, other relatives who live in their households, and trusts or companies which such persons control or as to whose shares of the Company’s stock such persons otherwise enjoy beneficial ownership.

IX.COMPLIANCE AND ENFORCEMENT PROCEDURES
A.Complaints or Concerns Regarding Accounting or Auditing Matters
A link to the Company’s Whistleblower Policy regarding complaints concerning accounting and auditing matters can be found on the Company intranet home page.

Any employee of the Company may submit a good faith complaint regarding accounting for auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Audit Committee has established the intranet submittal process for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”), (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters which links directly to the Chairman of the Audit Committee.

You may use the Whistleblower Hotline at 888 582 8811 to report any complaint related to accounting for auditing matters.

B.Reporting of Other Unusual, Suspicious or Illegal Activity or Suspected Violations of the Code of Ethics and Business Conduct and Protection Against Retaliation
What Must Be Reported. Directors, officers and employees must promptly report any unusual, suspicious or illegal activity or suspected violations of this Code. Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation. Unusual, suspicious or illegal activity may include illegal acts (such as fraud or misappropriation of funds), harassment or coercive acts, obstruction of proper bank reporting, violations of the Bank Secrecy/USA Patriot Act (such as money laundering, funds transfers to specially designated nationals or structuring transactions to avoid reporting requirements), or any other violations of the Code of Ethics and Business Conduct.

If a staff member believes that he or she has violated the Code or any applicable law or regulation, he or she must report the violation so that the Company can take appropriate action. The fact that the staff member has reported the violation will be given consideration in determining appropriate disciplinary action, if any. In many cases, a prompt report of a violation can substantially reduce the adverse consequences of a violation for all involved.

If a staff member becomes aware that another employee, of whatever level of seniority, has, in all likelihood, violated the Code, including any law or regulation applicable to the Company's businesses, that staff member has a duty to report that violation so that the Company can take steps to rectify the problem and prevent a recurrence. The staff member has a duty to report the suspected violation if he or she believes that a violation occurred. Absolute certainty is not the standard. If a staff member has any question about his or her obligation in a situation, he or she should contact his or her immediate supervisor or the Ethics Officer.

Reporting Procedures. Normally, (except in the case of auditing or accounting related matters, which are discussed in Section IX.A. above) a suspected violation of this Code by an employee other than an officer of the Company should be reported to the supervisor of the employee who commits the violation. Suspected violations by an employee concerning the

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Bank Secrecy/USA Patriot Act should be reported immediately to the employee’s supervisor, who will in turn report the violation directly to the Bank’s BSA Officer. However, a staff member may instead report the possible violation to his or her own supervisor or to the Ethics Officer. Any supervisor who receives a report of suspicious or illegal activity from a staff member must immediately notify the Ethics Officer.

A suspected violation of this Code by a director or an officer of the Company should be reported to the Chief Executive Officer. However, if a staff member believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the CEO, the staff member may report the possible violation to the Chairman of the Audit Committee, or to any other officer or director of the Company to whom the employee believes it would be appropriate to report the possible violation.

Reports made by staff members may be anonymous, at the choice of the individual making the report. All reports made under these procedures will be handled with the maximum degree of confidentiality, and information from the report will be shared only to the extent necessary to conduct a complete and fair investigation. All such reports will be promptly reviewed and addressed.

Protection Against Retaliation. Retaliation in any form against an individual who makes a good faith report of a suspected violation of this Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation, is itself a serious violation of this Code. Acts of retaliation will not be tolerated and should be reported immediately. The Ethics Officer, the Nomination and Governance Committee or the Audit Committee, as appropriate (depending on the nature of the allegations and positions of the individuals involved) will conduct a full investigation and will take appropriate disciplinary action against anyone engaging in retaliatory conduct.

In addition, any staff member who discourages or prevents other staff members from making such reports or seeking the help or assistance they need, will be subject to disciplinary action.

False Accusations. It is very important that the process for reporting suspected violations not be used improperly or in bad faith to make false accusations against any Company personnel. However, since the Company wants to encourage employees to come forward when they suspect that inappropriate conduct has occurred, it will not take disciplinary action against a staff member for coming forward unless there is evidence that the staff member knowingly provided false information. The mere fact that a staff member’s suspicions prove to be unfounded will not lead to discipline.

The Company will make every effort to assure that complaints are investigated thoroughly and that no disciplinary actions are taken based solely on unsubstantiated allegations. Particularly in the case of anonymous allegations, any disciplinary actions must be based upon documentary or other corroborating evidence of misconduct, and the subject of the investigation must be given an opportunity to provide an explanation of any suspicious circumstances if desired. However, the decision by the Ethics Officer, the HRCC or the Audit Committee, as appropriate (again depending on the individuals and allegations involved), after conducting its investigation, will be final and binding.

C.Investigating Violations
With respect to any suspected violations not involving accounting or audit related matters, the Ethics Officer together with appropriate members of management, and legal counsel, if necessary, shall develop and maintain standard procedures for documenting all allegations received, evaluating and investigating allegations and documenting the conclusions of that process. The HRCC shall receive at least annually, or more often as the Ethics Officer deems appropriate, a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of this Code.

Any suspected violations or concerns regarding accounting or audit related matters will be investigated promptly and directly by the Audit Committee in accordance with Section IX (A) above.

D.Disciplinary Action
The Company shall consistently enforce this Code of Ethics and Business Conduct through appropriate means of discipline. Suspected violations of the Code involving auditing or accounting related matters shall be promptly reported to the Audit Committee. The Audit Committee shall determine, through consistently enforced procedures, whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the

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Company who has violated the Code. In the case of suspected violations not involving auditing or accounting related matters, similar procedures shall be enforced by the Ethics Officer, in consultation with the HRCC or outside counsel, if necessary, depending on the position or level of the individual involved.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, the HRCC or the Ethics Officer, as appropriate, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Among other things, and without limitation to the following, directors, officers and employees may be disciplined for:

•Committing, authorizing, or directing an illegal act.
•Failing to exercise proper compliance oversight, tolerating illegal conduct, or approving or condoning violations, if acting as a supervisor of another employee of the Company.
•Failing to report illegal business conduct or violations of the Code of which he or she directly knows or observes.
•Discouraging another director, officer, or employee from reporting a violation of law or of this Code of Ethics and Business Conduct.
•Improperly disclosing the identity of a person who reports a violation of this Code.
•Withholding material information regarding a violation when requested to provide such information.
•Retaliating or condoning retaliation against any director, officer, or employee of the Company who reports such a violation.

As examples, the following are not valid excuses for failing to comply with the law and/or the Code and, as such, will not avoid disciplinary measures under this Code:
•"A supervisor demanded that I do the illegal, unethical or improper act."
•"I thought the conduct was standard practice in our business."
•"It was a business necessity because it would have cost more to act properly."
•"I misinterpreted the law or this Code and did not seek the advice of the Chief Risk Officer."

X.WAIVERS
Any waivers of this Code for executive officers or directors may be made only by the Board of Directors of the Company upon the recommendation of its Audit Committee, and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws, rules or regulations or the requirements applicable to any exchange or system upon which Company’s securities are listed, quoted or traded. Any waivers of this Code for other personnel may be made by the Ethics Officer.

XI.PRIVACY
In order to assure access at all times to Company property, and because employees may not always be available to produce various documents, records, files, or other items in their possession in the ordinary course of business, the Company reserves the right to conduct inspections or searches of the Company's premises at any time without the consent of and without advance notice to the employee.

The Company's premises include all locations owned or leased by the Company or under the control of the Company, including office space, parking lots, closets, storage areas, and lockers. Company property includes all tangible and intangible personal property of the Company, including without limitation, all furniture, equipment, file cabinets, computer hardware and software, licenses and copyrights. The foregoing includes all communications and transmissions of any kind, including all information stored on any hardware, software, removable media, voice mail, e-mail, and all other communication media.

Searches and inspections may include an employee's office, desk, file cabinets, closet, locker, computer files, whether contained on a hard drive or removable media, including past and present e-mail communications, and similar places where the Company property may be located, whether or not such places are locked.

Employees are prohibited from using the password code of another employee to gain access to that individual's e-mail, voice mail, or computer system.

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I.E-MAIL/INTERNET POLICY
The Company promotes the use of advanced technology and provides employees with access to e-mail, the Internet, and the world wide web (collectively, "on-line services").

Although occasional use of on-line services for personal, non-business use is acceptable, employees are not allowed to use them for any significant amount of personal use.

Employees must respect the confidentiality of all on-line service communications and may not read, revise, or monitor the communications of other employees or third parties, including customers, except with the approval of management. However, as stated above, employees must recognize that their own usage of on-line services is subject to review by the Company and, therefore, is not confidential as to management.

All messages and information sent by an employee to others, including customers, via on-line services may reflect on the Company. Employees are prohibited from using the Company's on-line services in any way that might be considered disruptive or offensive to others, including customers and vendors.

Inappropriate transmission includes, but is not limited to, sexually explicit messages, offensive language, and ethnic, racial, and gender-specific slurs. Any employee who abuses the privilege of access to and use of on-line services may be subject to disciplinary action up to and including termination.

The Company reserves the right to review all electronic files and messages and to monitor usage to the extent necessary to ensure that on-line services are used in compliance with the law and with the Company's policy. Employees must provide reasonable assistance to the Company if so, requested as part of such monitoring, and expressly waive any personal right to privacy with respect to any electronic files or messages contained on any Bank computer or server.

Employees (other than those specifically authorized by the Company to monitor electronic files and communications in accordance with the previous paragraph) must respect the confidentiality of all on-line service communications and may not read, revise, or monitor the communications of other employees or third parties, including customers, except with the approval of management. However, as stated above, employees must recognize that their own usage of on-line services is subject to review by the Company and, therefore, is not confidential as to the Company.

Further details on this subject are documented in the Company's End User Computing Agreement. It is the responsibility of each employee to read, become familiar with, and abide by, the contents of that policy and procedures.

II.MISCELLANEOUS GUIDELINES FOR CONDUCT
A.Use of Company Letterhead and Name
Staff members are not permitted to use official stationery for either personal correspondence or other non-job- r e l a t e d purposes. They must exercise care and good judgment to avoid the use of the Company’s name in any manner that may imply endorsement by the Company of any outside activity or product, or make reference that they are an employee of Hope Bancorp, Inc. or Bank of Hope in matters of personal dispute.

B.Dealings with Competitors
The policy of the Company is to require staff members to observe fair and ethical conduct in dealing with the Company’s competitors. The making of disparaging remarks regarding the Company’s competitors is unprofessional and inappropriate. In addition, circulating false rumors about a financial institution’s condition is a felony. The Company’s strategy is to emphasize the quality and competence of its staff and services. Staff members are prohibited from involving the Company in arrangements with its competitors which provide for the setting or controlling of rates, prices or marketing policies. Employees may not disclose or use confidential information obtained from any competitor without the consent of the competitor. Staff members shall also comply with the provisions of the Code concerning confidentiality in any discussions they may have with competitors.

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C.Exclusive Dealings (Anti-Tying)
It is the policy of the Company that it does not condition the sale of services to a customer upon the requirement that the customer purchase other services from the Company or refrain from dealing with other suppliers of such services. Tying the availability of credit to the purchase of insurance offered by the financial institution or one of its affiliates is prohibited under federal law. However, such tying prohibitions do not prevent an institution from informing a customer that insurance is required in order to obtain a loan or that loan approval in contingent on the customer obtaining acceptable insurance.

D.Obstruction of Normal and Sound Banking Practice
Structuring of transactions, especially cash transactions, on behalf of customers or relatives to avoid CTR filing by the bank is strictly prohibited. Any type of obstruction to prevent adverse reporting by the bank to state or federal agencies will result in the immediate dismissal of all involved. Willful blindness by a bank officer to money laundering activities is a crime under 18 USC 1956 and 1957, punishable by fines up to $500,000 and incarceration of up to five years. Detailed information concerning CTRs and related matters is contained in the Bank’s BSA Policy

E.Improper Influence and/or Harassment
As described more fully in the Company’s Employee Handbook, improper influence or harassment, including sexual harassment of employees is strictly prohibited. The Company will not tolerate any coercion or harassment of an employee, including sexual harassment, any use of influence to participate in illegal or improper activity, or any other improper acts. Any such activity will subject the offending employee to immediate dismissal.

This Code of Ethics and Business Conduct augments the Employee Handbook. Staff members are to acknowledge their understanding by signing and dating such on the next page and returning this acknowledgement to the Ethics Officer.

XIV.ACKNOWLEDGEMENT AND ANNUAL CERTIFICATIONS
All staff members must acknowledge their understanding of this Code by signing and dating the Receipt and Acknowledgement which is attached hereto as Exhibit “A” and returning this acknowledgement to the Ethics Officer. Staff members will also be required to certify annually, and whenever the Code is amended and re-presented to them, (i) that they are familiar with the Code and provisions therein concerning disciplinary measures which may be taken for violations of the Code, (ii) that they have complied with all provisions of the Code relating to confidential information since the date of the last certification and to the best of their knowledge have not violated any other provisions of the Code during that time; and (iii) that they are not aware of any violations of the Code by any other staff members during that time. The form of annual certification, titled “Statement of Personal Interest,” is attached hereto as Exhibit “B.”

XV.AMENDMENTS
The Code may be amended from time to time by action of the Board of Directors. The Company shall promptly notify all staff members of any material amendments and shall promptly post all amendments on the Company’s website.

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Exhibit A
RECEIPT AND ACKNOWLEDGEMENT
CONCERNING CODE OF ETHICS & BUSINESS CONDUCT

I acknowledge that I have received the Code of Ethics and Business Conduct for Hope Bancorp, Inc., and Bank of Hope (collectively, the “Company”). I acknowledge my obligation to read, understand, and abide by its contents. I further acknowledge and agree that:

The Code of Ethics and Business Conduct is intended to provide a general overview of the Company’s Code of Ethics and Business Conduct and does not necessarily represent all such policies and practices in force at any particular time. It is, however, my obligation to comply with any and all current and/or future written or verbal policies, practices, rules, regulations, and directives issued by the Company. It is also my obligation to contact either my supervisor, the Ethics Officer, the Chief Financial Officer, or the Chairman of the Audit Committee, as appropriate, if I have any questions whatsoever concerning the Code of Ethics and Business Conduct or the propriety of any behavior or situation concerning the Company.

I understand and acknowledge that I have a duty to report any violations to one of the individuals identified in the preceding paragraph

Neither this Code of Ethics and Business Conduct nor any other official or unofficial written or verbal statement or practices of the Company creates, or is intended to create, an express or implied contract, covenant, promise, or representation that employment, nor any particular assignment or position, will continue for any specified period of time.

The Company reserves the sole right to add, revise, or rescind any policy, practice, benefit, assignment, position, work schedule, wage or any other working condition at any time except that any such modification shall not alter my right nor the right of the Company to terminate employment at-will.

No officer, manager, employee, or representative of the Company other than the Board of Directors has authority to enter into any valid or binding agreement different than what is stated in this acknowledgement. To be valid, any such agreement must be in writing and adopted by the Board of Directors.

ACKNOWLEDGED AND AGREED:

Date    Print Name    Signature

Code of Ethics & Business Conduct	17

Exhibit B
STATEMENT OF PERSONAL INTEREST

I have read and understand Company’s Code of Ethics and Business Conduct. In compliance with the reporting requirements of these guidelines, I complete this statement concerning my personal business interests honestly and accurately:

“You” means you and any member of your immediate family. Each "YES" answer must be explained at the end of this questionnaire or on an attached sheet.

1.
Are you a stockholder or interested financially in any way with:
•A competing institution (e.g., bank, savings and loan, finance company, etc.)?
•A supplier of goods or services Landlord of the Company or other business contact with Company?
		☐ YES	☐ NO	☐ N/A
2.	Have you accepted any gift of a value in excess of $100 from customers, suppliers, broker or vendor?	☐ YES	☐ NO	☐ N/A
	If the answer to 2 above is “YES," have you reported the gift(s) to your supervisor?	☐ YES	☐ NO	☐ N/A
3.	Have you solicited for yourself or a third party, other than Company or its agents, anything of value from anyone in return for any business, service, or confidential information of Company?	☐ YES	☐ NO	☐ N/A
4.	Have you accepted anything of value directly or indirectly from anyone in connection with the business of Company?	☐ YES	☐ NO	☐ N/A
5.	Do you have outside employment which has not been previously approved as required by provisions of the guidelines?	☐ YES	☐ NO	☐ N/A
6.	Have you received any compensation for acting as a director, officer, trustee, or consultant of an outside organization?	☐ YES	☐ NO	☐ N/A
7.	Have you borrowed money from customers or vendors of the Company, other than recognized lending institutions, in an arm’s length transaction?	☐ YES	☐ NO	☐ N/A
8.	Have you accepted an appointment as an executor, trustee, guardian, or conservator, for other than those of your immediate family?	☐ YES	☐ NO	☐ N/A
9.	Do you have any relatives who currently work for Bank of Hope?	☐ YES	☐ NO	☐ N/A
10.
Have you extended credit on behalf of Company or otherwise influenced the extension of credit to:
•A customer where the proceeds were used to pay a debt owing to you or a member of your immediate family?
•A customer who is your relative?
•An individual to finance the purchase of real estate or personal property from you?
•A firm in which you or a member of your immediate family has a financial interest or with which you are employed on a part-time or consulting basis?
		☐ YES	☐ NO	☐ N/A
11.	Have you cosigned, endorsed, or otherwise assumed liability in connection with the borrowing of any customer, vendor or supplier?	☐ YES	☐ NO	☐ N/A
12.	Do you sign on any customer accounts, act as deputy or co-tenant of a customer's safe deposit box, or otherwise represent customers, except for family members?	☐ YES	☐ NO	☐ N/A
13.	Have you taken for your own benefit any opportunity or information which rightfully belongs to Company?	☐ YES	☐ NO	☐ N/A
14.
Do you have any business relationship with any present or former loan or deposit customer of Company, of which you are aware? (Offered to or completed transaction to purchase a business or piece of real property from a loan or deposit customer.)
		☐ YES	☐ NO	☐ N/A

Code of Ethics & Business Conduct	18

15.	Have you solicited any business relationship with any present or former loan or deposit customer of Company, of which you are aware?	☐ YES	☐ NO	☐ N/A
16.	Have you ever disclosed to anyone confidential material non-public information regarding Company or its customers in violation of the Regulation FD Fair Disclosure Policy, or otherwise?	☐ YES	☐ NO	☐ N/A
17.	Have you participated in any dealings with competitors for the purpose of setting prices, interest rates, and trade practices or marketing policies?	☐ YES	☐ NO	☐ N/A
18.	Have you withheld information or knowingly not notified proper Senior Officers of any wrongdoing, including violations of laws, regulations, or Company policies?	☐ YES	☐ NO	☐ N/A
19.
Have you offered, extended, or in any way participated in the extension of a bribe to a political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to Company?
		☐ YES	☐ NO	☐ N/A
20.	Are there circumstances or any other matters of a personal or family nature that could reasonably be subject to question as to their effect on the interests of Company?	☐ YES	☐ NO	☐ N/A
21.	Have you ever traded in Company securities outside of the Trading Window?	☐ YES	☐ NO	☐ N/A
22.	Have you ever traded in Company securities while in possession of material non-public information?	☐ YES	☐ NO	☐ N/A

In compliance with the provisions of Company's Code of Ethics and Business Conduct, I wish to disclose the following information (indicate item number from above, dollar value, number of shares, etc. as appropriate):

(Use additional blank sheets as needed and attach to this document)

COMPLETED BY:

Print Name
Signature
Branch/Dept
Date

Code of Ethics & Business Conduct	19

Exhibit C
NON-DISCLOSURE AGREEMENT

This is an agreement and acknowledgement by     _ (“Employee”) with, and in favor of, Bank of Hope in which the Employee agrees not to disclose or improperly utilize confidential and proprietary information (as defined below) belonging to Bank of Hope (hereinafter “Agreement”).

Each employee or worker is required to maintain the confidentiality of Bank of Hope's and its customers' trade secrets and confidential, sensitive, and proprietary information, to prohibit their disclosure to unauthorized third parties and to refrain from using such information for the benefit of the employee or anyone else. Such confidential information includes, but is not limited to, the following examples:
•Advertising and Marketing strategies and data
•Bank Secrecy Act related filings, confidential governmental grand jury subpoenas and related information
•Compensation data and other data concerning employees
•Customer and supplier lists and other customer and supplier identifying information
•Customer preferences, purchasing habits, and commercial needs
•Financial information regarding Bank of Hope, its customers, and its employees
•Labor relations and hiring strategies
•Currently used materials
•Inventions and discoveries
•Pending projects and proposals
•Pricing, pricing formulas, billing rates, and cost lists
•Projections, research and development, and strategic plans
•Proprietary processes
•Software and data including computer program listings, source codes, and object codes developed by the bank
•Technological data, including codes, programs, and information housed on the computers
•Upcoming service or product offerings

A.Customer Information

In accordance with the Gramm-Leach-Bliley Act (GLBA) of 1999, financial institutions are required to have administrative, technical and physical safeguards for sensitive customer information. As such, safeguarding the confidential financial information concerning Bank of Hope’s customers is essential to maintaining the public trust. It is the policy of Bank of Hope that such confidential information acquired by a staff member through his or her employment must be held in the strictest confidence. Confidential information is Bank property and is to be used only for Bank business purposes. Such information must also be protected from misuse that could result in identity theft. Aside from routine credit inquires, information regarding a customer may generally only be released to private persons, organizations or governmental bodies that request it with the consent of the customer involved or upon receipt of legal process, such as a subpoena or court order. Information obtained about any Bank of Hope customer from any record of Bank of Hope shall not be disclosed. This obligation to maintain confidentiality continues regardless of whether the individual who obtains the information ceases employment with Bank of Hope.

Confidential customer information should never be discussed with anyone outside Bank of Hope, and only with those within Bank of Hope who have a legitimate business need to know. Such information should never be discussed in public places, even within Bank of Hope’s offices. Staff members should be sensitive to the risk of inadvertent disclosure resulting from open doors, speakerphones, cellular phones, and when transmitting confidential information by fax or other electronic media.

Lending personnel must not disclose confidential information on existing or proposed loan customers to investment personnel without the prior consent of the customer, which shall either be obtained in writing or noted on the requisite Conversation Log.
Protected customer information includes: customer affairs, accounts, credit bureau information, or credit files unless authorized to do so.

Code of Ethics & Business Conduct	20

B.Information Regarding the Company

Financial information about Bank of Hope and its affiliates is not to be released to any person who does not have a Bank of Hope-related need to know such information, unless it has been published in reports to shareholders or otherwise made available to the public in accordance with applicable disclosure requirements. Bank of Hope expects every employee to treat information concerning Bank of Hope and its personnel with the same confidentiality as information concerning customers of Bank of Hope and to observe, with respect to Bank of Hope, the same guidelines set forth in Paragraph A above.

It is the responsibility of all Bank of Hope employees and workers to safeguard Bank information. The nature of our business and the economic well-being of Bank of Hope are dependent upon protecting and maintaining proprietary information.
1.Blogging/Websites/Instagram/FaceBook/etc.

Do not disclose any confidential information regarding Bank of Hope or its proprietary information on any public or private website. You have a duty of loyalty to Bank of Hope in this regard. We do not limit your personal views outside of working hours; however any activity in which you engage that places your character in question or raises potential conflicts may be viewed as inconsistent with the image we want to portray for Bank of Hope and may affect your employment.
2.Public Relations

To prevent the unauthorized release to the public of proprietary information, and to avoid inaccuracies in published information, the CEO, President, Investor Relations Manager or designated person in the Region, coordinates all contacts with the news media. Refer to the CEO, President, Investor Relations Manager or designated person:
•Any requests for information from reporters or representatives of public information sources, including Internet- related requests, and
•Any Bank of Hope public relations advertisements or articles about Bank of Hope to be placed in the media.

If you wish to write and/or publish an article, paper, or other publication on behalf of Bank of Hope, you must obtain approval from the CEO or President.
Employees or workers who disclose or use any of Bank of Hope's or its customers' trade secrets and/or confidential, sensitive, or proprietary information are subject to disciplinary action, up to and including termination. Bank of Hope specifically reserves the right to take legal action, even if the employee or former employee does not actually benefit from the disclosed information.
In addition, the prohibition from disclosure or use of any of Bank of Hope’s or its customers’ trade secrets and/or confidential, sensitive or proprietary information will continue even if the employee is terminated or voluntarily resigns from employment or the worker ceases doing business with Bank of Hope. This obligation to maintain the confidentiality of and not to use Bank of Hope’s and its customers’ trade secrets and/or confidential, sensitive or proprietary information will continue for a minimum of two (2) years following the employee’s termination or the time the worker ceases doing business with Bank of Hope and will not cease until the information is no longer a trade secret or is no longer confidential, sensitive or proprietary in nature. You are reminded that disclosure of such information to a subsequent employer specifically violates this Policy.
The Bank also expects you to respect any confidential information you have obtained from prior employment and prohibits you from either using such information in your employment with Bank of Hope or disclosing such information to other employees.
If Employee violates any of the terms of this Agreement in any way, Bank of Hope shall be entitled to seek an injunction to stop further disclosure, sue Employee for damages, press criminal charges against Employee if appropriate, or any combination of the above. Employee acknowledges that misappropriating trade secrets is unlawful under both state and federal law. For example, the Economic Espionage Act of 1996 protects trade secrets at the federal level, while the Uniform Trade Secrets Act protects employers at the state level.

If any legal action arises relating to this Agreement, the prevailing party shall be entitled to recover all costs, expenses and reasonable attorney’s fees incurred because of the legal action.

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This Agreement sets forth the entire agreement and understanding between Bank of Hope and Employee relating to the subject matter herein. This Agreement is a binding contract, and shall remain in effect throughout the employment period, as well as after termination or separation from Bank of Hope’s employment. Although Employee may work for the Bank outside of California, Employee understands and agrees that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California except where federal law applies. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by a duly- authorized officer of the Bank and Employee.

ACKNOWLEDGED AND AGREED:

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Exhibit D
NON-SOLICITATION AGREEMENT

This is an agreement and acknowledgement by     _ (“Employee”) with and in favor of Bank of Hope (the “Bank”) in which Employee agrees not to solicit or engage in a solicitation manner any company client or employee (as defined below) of the Bank.

Non-Solicitation of Clients

Employee agrees for a period of twelve (12) months from the date of termination of his/her employment with the Bank not to directly or indirectly solicit competitive business from any client or customer of the organization (including any potential client of the Bank) that was contacted, solicited, or served by Employee or about which Employee received confidential information while Employee was employed by the Bank. For the same period of time, Employee will not perform services or accept any business, competitive with that of the Bank, directly or indirectly from any of the customers and clients described above, which involves Employee performing similar functions or acting in a similar capacity as when employed with the Bank.

Non-Solicitation of Other Employees

Employee agrees so long as employed by Bank of Hope and for a period of twelve (12) months after leaving for any reason whatsoever, not to directly or indirectly recruit, solicit, or otherwise induce or attempt to induce any employee of the Bank to terminate his or her employment with the company or otherwise to act contrary to the interest of the Bank.

Necessary Protections

Employee acknowledges that the restrictions contained in the Agreement are necessary for the protection and goodwill of the Bank and Employee consider them to be reasonable for that purpose. Employee therefore agrees that any breach of the terms of this Agreement is likely to cause the Bank substantial and irrevocable damage and irreparable harm. In the event of any such breach, Employee agrees that the Bank, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

Severability

This Agreement is a binding contract and shall remain in effect throughout the employment period as well as twelve months after employment termination. If any provision of this Agreement or part thereof shall be deemed void, invalid, illegal, or unenforceable in whole or in part, the remaining provisions or parts shall remain in full force and effect.

ACKNOWLEDGED AND AGREED:

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